Exhibit 10.1
Description of Annual Incentive Plan
          On May 11, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Black Box Corporation (the “Company”) recommended that the Board approve, and the Board approved, an annual incentive bonus plan (the “FY11 Annual Incentive Plan”) under the Black Box Corporation 2008 Long-Term Incentive Plan (the “2008 Plan”) for the fiscal year ending March 31, 2011 (“Fiscal 2011”). The performance goals for the FY11 Annual Incentive Plan are, as defined below, “operating earnings per share,” “adjusted operating margin percentage,” “adjusted EBITDA” and “DSOs.” “Operating earnings per share” means “operating net income” divided by weighted average common shares outstanding (diluted) with “operating net income” meaning net income plus “Reconciling Items” (as defined below); “adjusted operating margin percentage” means operating income plus Reconciling Items divided by total revenues; “adjusted EBITDA” means EBITDA (net income plus provision for income taxes, interest, depreciation and amortization) plus Reconciling Items; and “DSOs” is an internal management calculation based on the balances in net accounts receivable, costs in excess of billings and billings in excess of costs at the end of the measurement period. “Reconciling Items” means amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up expense on acquisitions, expenses, settlements, judgments and fines associated with material litigation ($500,000 or greater per matter), changes in fair value of any interest-rate swaps, certain pension plan funding expenses, the effect of changes in tax laws or accounting principles affecting reported results and the impact of any goodwill impairment.
          The performance goals for the FY11 Annual Incentive Plan will be equally weighted. Under the FY11 Annual Incentive Plan, the achievement of the performance goals at 80% of target (90% of target for the DSOs performance goal) will result in a payout of 50% of targeted annual bonus, the achievement of the performance goals at 100% of target will result in a payout of 100% of targeted annual bonus and the achievement of the performance goals at 120% of target (110% of target for the DSOs performance goal) will result in a payout of 150% of targeted annual bonus. Following Board review and approval, the Committee made targeted annual bonus awards under the FY11 Annual Incentive Plan to the Company’s executive officers as follows: R. Terry Blakemore, President and Chief Executive Officer — 100% of base salary or $600,000; Michael McAndrew, Executive Vice President, Chief Financial Officer, Treasurer and Secretary — 100% of base salary or $350,000; and Francis W. Wertheimber, Senior Vice President — 50% of base salary or $133,000.
          The Company, in the future, may adopt an annual incentive plan similar to the FY11 Annual Incentive Plan with the performance goals set forth in the FY11 Annual Incentive Plan or with other performance goals as permitted under the 2008 Plan.